UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

SUNRISE EXPRESS
(Exact name of registrant as specified in its charter)

Nevada                                       88-0343834
(State of organization)               (I.R.S. Employer Identification No.)

4660 S. Eastern, Suite 102, Las Vegas, NV    89119
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (702) 434-1216

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Common



Item 1. Business.

(a) General Development of Business

     The Issuer was incorporated under the laws of the State of Nevada on August 23, 1989.

     Plan of Operation - General

     The primary activity of the Company currently involves seeking merger or acquisition candidates with whom it can either merge or acquire. The Company has not selected any company for acquisition or merger and does not intend to limit potential acquisition candidates to any particular field or industry, but does retain the right to limit acquisition or merger candidates, if it so chooses, to a particular field or industry. The Company's plans are in the conceptual stage only.

     The  Company's  plan is to seek, investigate  and,  if  such investigation warrants, acquire an interest in one or more business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of a publicly held corporation. At this time, the Company has no plan, proposal, agreement, understanding or arrangement to acquire or merge with any specific business or company, and the Company has not identified any specific business or company for investigation and evaluation. No member of Management or promoter of the Company has had any material discussions with any other company with respect to any acquisition for that company. The Company will not restrict its search to any specific business, industry or geographical location, and the Company may participate in business venture of virtually any kind or nature. The discussion of the proposed business under this caption and throughout this Registration Statement is purposefully general and is not meant to be restrictive of the Company's virtually unlimited discretion to search for and enter into potential business opportunities.

     The Company's potential success is heavily dependent on the Company's management, which will have virtually unlimited discretion in searching for and entering into a business opportunity. None of the officers and directors of the Company has had any experience in the proposed business of the Company.

     Management anticipates that it will only participate in one potential business venture. This lack of diversification should be considered a substantial risk in investing in the Company because it will not permit the Company to offset potential losses from one venture against gains from another.

     The Company may seek a business opportunity with a firm which only recently commenced operations, or a developing company in need of additional funds for expansion into new products or markets or seeking to develop a new product or service, or an established business which may be experiencing financial or operating difficulties and needs additional capital which is perceived to be easier to raise by a public company. In some instances, a business opportunity may involve the acquisition or merger with a corporation which does not need substantial additional cash but which desires to establish a public trading market for its common stock. The Company may purchase assets and establish wholly-owned subsidiaries in various businesses or purchase existing businesses as subsidiaries.

     The Company anticipates that the selection of a business opportunity in which to participate will be complex and extremely risky. Because of general economic conditions, rapid technological advances being made in some industries, and shortages of available capital, management believes that there are numerous firms seeking the benefits of a publicly-traded corporation. Such perceived benefits of a publicly traded corporation may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for the principals of a business, creating a means for providing incentive stock options or similar benefits to key employees, providing liquidity (subject to restrictions of applicable statues) for all shareholders, and other factors. Potentially available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

     As is customary in the industry, the Company may pay a finder's fee for locating an acquisition prospect. If any such fee is paid, it will be approved by the Company's Board of Directors and will be in accordance with the industry standards. Such fees are customarily between 1% and 5% of the size of the transaction, based upon a sliding scale of the amount involved. Such fees are typically in the range of 5% on a $1,000,000 transaction ratably down to 1% in a $4,000,000 transaction. Management has adopted a policy that such a finder's fee or real estate brokerage fee could, in certain circumstances, be paid to any employee, officer, director or 5% shareholder of the Company, if such person plays a material role in bringing a transaction to the Company.

     As part of any transaction, the acquired company may require that Management or other stockholders of the Company sell all or a portion of their shares to the acquired company, or to the principals of the acquired company. It is anticipated that the sales price of such shares will be lower than the current market price or anticipated market price of the Company's Common Stock. The Company's funds are not expected to be used for any stock purchase from insiders. The Company's shareholders will not be provided the opportunity to approve or consent to such sale. The opportunity to sell all or a portion of their shares in connection with an acquisition may influence management's decision to enter into a specific transaction. However, management believes that since the anticipated sales price will be less than the market value, the potential of a stock sale by management will be a material factor in their decision to enter a specific transaction.

     The above description of potential sales of management stock is not based upon any corporate bylaw, shareholder or board resolution, or contract or agreement. No other payments of cash or property are excepted to be received by Management in connection with any acquisition.

     The Company has not formulated any policy regarding the use of consultants or outside advisors, but does not anticipate that it will use the service of such persons.

     The Company has insufficient capital with which to provide the owners of business opportunities with any significant cash or other assets. However, management believes the Company will offer owners of business opportunities the opportunity to acquire a controlling ownership interest in a public company at substantially less cost than is required to conduct an initial public offering. The owners of the business opportunities will, however, incur significant post-merger or acquisition registration costs in the event they wish to register a portion of their shares for subsequent sale. The Company will also incur significant legal and accounting costs in connection with the acquisition of a business opportunity, including the costs of preparing post-effective amendments, Forms 8-K, agreements, and related reports and documents. Nevertheless, the officers and directors of the Company have not conducted market research and are not aware of statistical data which would support the perceived benefits of a merger or acquisition transaction for the owners of a business opportunity. The Company does not intend to make any loans to any prospective merger or acquisition candidates or to unaffiliated third parties.

                    Sources of Opportunities

     The Company anticipates that business for possible acquisition will be referred by various sources, including its officers and directors, professional advisors, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals.

     The Company will seek a potential business opportunity from all known sources, but will rely principally on personal contacts of its officers and directors as well as indirect associations between them and other business and professional people. It is not presently anticipated that the Company will engage professional firms specializing in business acquisitions or reorganizations.

     The officers and directors of the Company are currently employed in other positions and will devote only a portion of their time (not more than one hour per week) to the business affairs of the Company, until such time as an acquisition has been determined to be highly favorable, at which time they expect to spend full-time investigating and closing any acquisition for a period of two weeks. In addition, in the face of competing demands for their time, the officers and directors may grant priority to their full-time positions rather than to the Company.

     In addition, the officers and directors may have interests in other public companies with similar corporate goals, or in other private companies seeking to combine with a public company such as this Company. The officers and directors intend to conduct their search and evaluate candidates on an arms' length basis, and will disclose any interest they may have in a potential target. With respect to interests they have in other companies that may have competing goals with this Company, the officers and directors feel that there are a sufficient number of attractive targets to enable them to satisfy the goals of this and those other companies without favoring either company. There is, of course, a risk that one of the targets may end up becoming more successful than the target that combines into this Company, or that the target that combines with this Company does not achieve success. That is the type of risk, however, that an investor can reduce by diversification of his or her investment.

                   Evaluation of Opportunities

     The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company (see "Management"). Management intends to concentrate on identifying prospective business opportunities which may be brought to its attention through present associations with management. In analyzing prospective business opportunities, management will consider such matters as the available technical, financial and managerial resources; working capital and other financial requirements; history of operation, if any; prospects for the future; present and expected competition; the quality and experience of management services which may be available and the depth of that management; the potential for further research, development or exploration; specific risk factors not now foreseeable but which then may be anticipated to impact the proposed activities of the Company; the potential for growth or expansion; the potential for profit; the perceived public recognition or acceptance of products, services or trades; name identification; and other relevant factors. Officers and directors of each Company will meet personally with management and key personnel of the firm sponsoring the business opportunity as part of their investigation. To the extent possible, the Company intends to utilize written reports and personal investigation to evaluate the above factors. The Company will not acquire or merge with any company for which audited financial statements cannot be obtained.

     It may be anticipated that any opportunity in which the Company participates will present certain risks. Many of these risks cannot be adequately identified prior to selection of the specific opportunity, and the Company's shareholders must, therefore, depend on the ability of management to identify and evaluate such risk. In the case of some of the opportunities available to the Company, it may be anticipated that the promoters thereof have been unable to develop a going concern or that such business is in its development stage in that it has not generated significant revenues from its principal business activities prior to the Company's participation. There is a risk, even after the Company's participation in the activity and the related expenditure of the Company's funds, that the combined enterprises will still be able to become a going concern or advance beyond the development stage. Many of the opportunities may involve new and untested products, processes, or market strategies which may not succeed. Such risks will be assumed by the Company and, therefore, its shareholders.

     There is the additional risk that the Company will not find a suitable target. Management does not believe the Company will generate revenue without finding and completing a transaction with a suitable target company. If no such target is found, therefore, no return on an investment in the Company will be realized, and there will not, most likely, be a market for the Company's stock.

     The Company will not restrict its search for any specific kind of business, but may acquire a venture which is in its preliminary or development stage, which is already in operation, or in essentially any stage of its corporate life. It is currently impossible to predict the status of any business in which the Company may become engaged, in that such business may need additional capital, may merely desire to have its shares publicly traded, or may seek other perceived advantages which the Company may offer.

                  Acquisition of Opportunities

     In implementing a structure for a particular business acquisition, the Company may become a party to a merger, consolidation, reorganization, joint venture, franchise or licensing agreement with another corporation or entity. It may also purchase stock or assets of an existing business. On the consummation of a transaction, it is possible that the present management and shareholders of the Company will not be in control of the Company. In addition, a majority or all of the Company's officers and directors may, as part of the terms of the acquisition transaction, resign and be replaced by new officers and directors without a vote of the Company's shareholders. It is anticipated that securities issued in any such reorganization would be issued in reliance on exemptions from registration under applicable Federal and state securities laws. In some circumstances, however, as a negotiated element of this transaction, the Company may agree to register such securities either at the time the transaction is consummated, under certain conditions, or at specified time thereafter. The issuance of substantial additional securities and their potential sale into any trading market which may develop in the Company's Common Stock may have a depressive effect on such market. While the actual terms of a transaction to which the Company may be a party cannot be predicated, it may be expected that the parties to the business transaction will find it desirable to avoid the creation of a taxable event and thereby structure the acquisition in a so called "tax free" reorganization under Sections 368(a)(1) or 351 of the Internal Revenue Code of 1986, as amended (the "Code"). In order to obtain tax free treatment under the Code, it may be necessary for the owners of the acquired business to own 80% or more of the voting stock of the surviving entity. In such event, the shareholders of the Company, including investors in this offering, would retain less than 20% of the issued and outstanding shares of the surviving entity, which could result in significant dilution in the equity of such shareholders.

     As part of the Company's investigation, officers and directors of the Company will meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check reference of management and key personnel, and take other reasonable investigative measures, to the extent of
the   Company's   limited  financial  resources  and   management
expertise.

     The manner in which each Company participates in an opportunity will depend on the nature of the opportunity, the respective needs and desires of the Company and other parties, the management of the opportunity, and the relative negotiating strength of the Company and such other management.

     With respect to any mergers or acquisitions, negotiations with target company management will be expected to focus on the percentage of the Company which the target company's shareholders would acquire in exchange for their shareholdings in the target company. Depending upon, among other things, the target company's assets and liabilities, the Company's shareholders will, in all likelihood, hold a lesser percentage ownership interest in the Company following any merger or acquisition. The percentage ownership may be subject to significant reduction in the event the Company acquires a target company with substantial assets. Any merger or acquisition effected by the Company can be expected to have a significant dilutive effect on the percentage of shares held by the Company's then shareholders, including purchasers in this offering.

     Management has advanced, and will continue to advance, funds which shall be used by the Company in identifying and pursuing agreements with target companies. Management anticipates that these funds will be repaid from the proceeds of any agreement with the target company, and that any such agreement may, in fact, be contingent upon the repayment of those funds.

     The Company will not have sufficient funds to undertake any significant development, marketing and manufacturing of any products which may be acquired. Accordingly, following the acquisition of any such product, the Company will, in all likelihood, be required to either seek debt or equity financing or obtain funding from third parties, in exchange for which the Company would probably be required to give up a substantial portion of its interest in any acquired product. There is no assurance that the Company will be able either to obtain additional financing or interest third parties in providing funding for the further development, marketing and manufacturing of any products acquired.

     It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and others. If a decision is made not to participate in a specific business opportunity the cost therefore incurred in the related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss of the Company of the related costs incurred.

     Management believes that the Company may be able to benefit from the use of "leverage" in the acquisition of a business opportunity. Leveraging a transaction involves the acquisition of a business through incurring significant indebtedness for a large percentage of the purchase price of that business. Through leveraged transaction, the Company would be required to use less of its available funds for acquiring the business opportunity and, therefore, could commit those funds to the operations of the business opportunity, to acquisition of other business opportunities, or to other activities. The borrowing involved in a leveraged transaction will ordinarily be secured by the assets of the business opportunity to be acquired. If the business opportunity acquired is not able to generate sufficient revenues to make payments on the debt incurred by the Company to acquire that business opportunity, the lender would be able to exercise the remedies provided by law or by contract. These leveraging techniques, while reducing the amount of funds that the Company must commit to acquire a business opportunity, may correspondingly increase the risk of loss to the Company. No assurance can be given as to the terms or availability of financing for any acquisition by the Company. During periods when interest rates are relatively high, the benefits of leveraging are not as great as during periods of lower interest rates, because the investment in the business opportunity held on a leveraged basis will only be profitable if it generates sufficient revenues to cover the related debt and other costs of the financing. Lenders from which the Company may obtain funds for purposes of a leveraged buy-out may impose restrictions on the future borrowing, distribution, and operating policies of the Company. It is not possible at this time to predict the restrictions, if any, which lenders may impose, or the impact thereof on the Company.

                           Competition

     The Company is an insignificant participant among firms which engage in business combinations with, or financing of, development-stage enterprises. There are many established management and financial consulting companies and venture capital firms which have significantly greater financial and personal resources, technical expertise and experience than the Company. In view of the Company's limited financial resources and management availability, the Company will continue to be a significant competitive disadvantage vis-a-vis the Company's competitors.

                     Regulation and Taxation

     The Investment Company Act of 1940 defines an "investment company" as an issuer which is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading securities. While the Company does not intend to engage in such activities, the Company obtains or continues to hold a minority interest in a number of development stage enterprises. The Company could be expected to incur significant registration and compliance costs if required to register under the Investment Company Act of 1940. Accordingly, management will continue to review the Company's activities from time to time with a view toward reducing the likelihood the Company could be classified as an "investment company".

     The Company intends to structure a merger or acquisition in such manner as to minimize Federal and state tax consequences to the Company and to any target company.

                            Employees

     The Company's only employees at the present time are its officers and directors, who will devote as much time as the Board of Directors determine is necessary to carry out the affairs of the Company. (See "Management").



(b)  Financial Information about Industry Segments

     The Company is presently conducting no operations and is pursuing an acquisition or merger with an existing operating company which has a profitable history of operations.



(c)  Narrative Description of Business

     The Company intends to seek, investigate, and if warranted, effect a business combination with an existing, privately-held company. The business combination may be structured as a merger, consolidation, exchange of stock of the Company, or any other form which will effectuate the combined entity being a publicly-held company.

     The Company does not propose to restrict its search for any investment opportunity to any particular industry, and may therefore, engage in essentially any business, to the extent of its limited resources.

     The Company may seek a business opportunity with firms which
(i) have recently commenced operations, (ii) are seeking to develop a new product or service, or (iii) are an established business.


Item 2. Financial Information.

     The  Registrant's financial data presented  below  has  been derived  from  the  Financial Statements of  Sunrise  Express,  a
Nevada   Corporation,  including  the  notes  thereto,  appearing
elsewhere herein.
                         SUNRISE EXPRESS
                  (A Development Stage Company)
                     Year Ended December 31

                                  Through   1997        1996  Inception
                                  3/27/98                     To 3/27/98
     Summary of Operations
Revenues                          $0        $0          $0    $0
General, Selling and              $0        $1,790      $0    $14,290
Administrative Expenses
Net Profit                        $0        ($1,790)    $0    ($14,290)
Net Profit per Common Share       $0        ($0.0004)   $0    ($0.0029)

   Summary Balance Sheet Data
Total Assets                      $0        $0          $0
Total Liabilities                 $1,790    $1,790      $0
Shareholder's Equity              ($1,790)  ($1,790)    $0


                       Item 3. Properties.

     The Company at present has no interest in any real property. The Company neither owns nor leases any real property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein.


Item 4. Security Ownership of Certain Beneficial Owners and
Management.
(a)  Security Ownership of Certain Beneficial Owners

  Title of     Name/Address of          Shares Beneficially      Percent of
   Class            Owner                Owned                  Class
   Common     Lucia G. Triana           2,500,000               50.00%
              PO Box 102,
              4660 S. Eastern
              Las Vegas, NV 89119
   Common     Charles F. Richards         140,000                2.80%
              PO Box 402
              1700 E. Desert Inn Rd.
              Las Vegas, NV 89109
   Common     Nelson Vasquez              150,000                3.00%
              PO Box 102
              4660 S. Eastern Ave.
              Las Vegas, NV 89119

(b)  Security Ownership of Management

  Title of       Name of Owner       Shares Beneficially    Percent of
   Class                                    Owned              Class
   Common     Lucia G. Triana       2,500,000             50.00%
   Common     Charles F. Richards   140,000               2.80%
   Common     Nelson Vasquez        150,000               3.00%
              All Officers and      2,790,000             55.80%
              Directors


Item 5. Directors and Executive Officers.

        Lucia G. Triana                President/Director
        PO Box 102
        4660 S. Eastern
        Las Vegas, NV 89119

     Ms. Triana has been an officer and director of the corporation since inception. (August 23,1989). She is currently employed by the accounting firm of Vazquez & Associates, Inc., Las Vegas, NV as an office manager where her duties include training new employees, payroll, P&L reports, and bookkeeping.

     From May 1993 to September 1994, she was Purchasing Control Expeditor for the Flamingo Hilton Hotel & Casino, Las Vegas, NV where her duties included the placing of orders, follow-up, inventory control, and related bookkeeping. From September 1992 to April 1993, she held the position of Casino Marketing Clerk/Entertainment Secretary at the same corporation until her promotion to the former position.

     From March 1990 to September 1992, she was a Secretary for Vazquez & Associates, Las Vegas, NV. From September 1985 to March 1987, she was a self-employed manicurist. From July 1976 to August 1985 she was a Payroll Clerk for the Las Vegas Hilton Hotel & Casino, Las Vegas, NV.

        Charles F. Richards, Jr.       Secretary/Director
        PO Box 402
        1700 E. Desert Inn Rd.
        Las Vegas, NV 89109

     Mr. Richards has been a Director and Secretary of the issuer since October 4, 1989. Since March of 1992 he has been owner of and served as a Loan Officer for Equity First Mortgage, Inc. (formerly Security Mortgage), Las Vegas, NV, where he sells and processes residential mortgage loans for sale to FNMA/FHLMC, and VA. He is also accountable for loan packages from initial application to funding as well as being in charge of hiring, firing, and managing of loan officers and support staff as owner/manager.

        Nelson Vazquez                 Director/Treasurer
        4660 S. Eastern Av.,#102
        Las Vegas, NV 89119

     Mr. Vazquez has been a Director and Treasurer of the corporation since October 4, 1989. Mr. Vazquez has worked in the accounting field for over 12 years. For the last seven years he has owned and served as chief accountant for Vazquez & Associates, Las Vegas, NV.

     He holds a BA in accounting from Baruch Business College, NYC and also attended ASU, UNLV, CCSV, and Pace where his studies had an emphasis on accounting and finance.


Item 6. Executive Compensation.
     (a) No remuneration has been or is contemplated to be paid to officers and directors except reimbursement for out of pocket expenditures for activities on the Company's behalf. None of the officers and directors anticipates devoting more than 10% of his or her time to the Company's activities.
     (b) For the fiscal year ended December 31, 1997, the Company paid no compensation or consulting fees to its executive officers as a group.
     (c) The Company is not a party to any employment agreements. No advances have been made or are contemplated to be made by the Company to any of its officers or directors.
     (d) The Company has no retirement, pension, profit sharing, or stock option plans or insurance or medical reimbursements plans covering its officers and directors, and does not contemplate implementing any such plans at this time.


Item 7. Certain Relationships and Related Transactions.

     There are no relationships or transactions to be reported.


Item 8. Legal Proceedings.

     The Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.


Item 9. Market Price of and Dividends on the Registrant's Common
Equity and Related Stockholder Matters.

     Company's common stock is traded in the over-the-counter market in the United States.

     There has been no trading in the Company's stock, therefore, no high or low bid quotations are available.

     There are 31 record owners of the Company's stock.

     The Company has never paid a cash dividend and has no present intention of so doing.


Item 10. Recent Sales of Unregistered Securities.

     There are no recent sales of unregistered securities to be reported.


Item 11. Description of Registrant's Securities to be Registered.

     The securities to be registered are one mil, $0.001, par value common equity stock. The shares are non-assessable, without pre-emptive rights and non-cumulative voting.


Item 12. Indemnification of Directors and Officers.

     The bylaws (Article VII) of the Company provide for the indemnification of any director, officer, employee or agent of the Company, or any person serving in such capacity for any other entity or enterprise at the request of the Company against any and all legal expenses (including attorneys fees), claims and liabilities arising out of any action, suit or proceeding, except an action by or in the right of the Company. Nevada law also permits indemnification.

     Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefor, unenforceable. In the event a demand for indemnification is made, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.


Item 13. Financial Statements and Supplementary Data.

     The financial statements and supplemental data required by this Item 13 follow the index of financial statements appearing at Item 15 of this Form 10.


Item 14. Changes in and Disagreements with Accountants on
Accounting and Financial Disclosure.

     None.


Item 15. Financial Statements and Exhibits.

                  LIST OF FINANCIAL STATEMENTS

     INDEPENDENT AUDITORS' REPORT

     ASSETS

     LIABILITIES AND STOCKHOLDERS' EQUITY

     STATEMENT OF OPERATIONS

     STATEMENT OF STOCKHOLDERS' EQUITY

     STATEMENT OF CASH FLOWS

     NOTES TO FINANCIAL STATEMENTS

                  INDEPENDENT AUDITOR'S REPORT

Board of Directors  March 30, 1998
Sunrise Express
Las Vegas, Nevada

     I have audited the accompanying Balance Sheets of Sunrise Express,(A Development Stage Company), as of August 31, 1997, December 31, 1996 and December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for period January 1, 1997, to August 31, 1997, and the two years ended December 31, 1996 and December 31, 1995. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunrise Express, (A Development Stage Company), as of August 31, 1997, December 31, 1996, and December 31, 1995, and the results of its operations and cash flows for the period January 1, 1997, to August 31, 1997 and the two years ended December 31, 1996, and December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from outcome of this uncertainty.

     /S/ Barry L. Friedman

     Certified Public Accountant

                         SUNRISE EXPRESS
                  (A Development Stage Company)
                          BALANCE SHEET



                   August   December  December
                   27,      31,      31,
                   1997     1996     1995

ASSETS

CURRENT ASSETS:    $0       $0       $0

TOTAL CURRENT      $0       $0       $0
ASSETS

OTHER ASSETS;      $0       $0       $0

TOTAL OTHER        $0       $0       $0
ASSETS

TOTAL ASSETS       $0       $0       $0


     See accompanying notes to financial statements & audit
                             report

                         SUNRISE EXPRESS
                  (A Development Stage Company)
                          BALANCE SHEET

     LIABILITIES AND STOCKHOLDERS' EQUITY



                                               August   December December
                                               31,      31,      31,
                                               1997     1996     1995

CURRENT LIABILITIES;

Officers Advances (Note #6)                    $ 890    $ 0      $0

TOTAL CURRENT LIABILITIES                      $ 890    $0       $0

STOCKHOLDERS' EQUITY; (Note 1)                                   0

Common stock, no par value                                       $12,500
Authorized 2,500 shares
issued and outstanding
     December 31, 1995 - 2,500 shares
Common stock, $.001 par value, authorized
50,000,000 shares issued and outstanding at
Dec. 31, 1996-5,000,000 shs
Aug. 31, 1997-5,000,000 shs

Additional paid in Capital                     7,500    7,500    0

Accumulated loss                               -13,390  -12,500  -12,500

TOTAL STOCKHOLDERS' EQUITY                     $-890    $0       $0

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $0       $0       $0




                         SUNRISE EXPRESS
                  (A Development Stage Company)
                     STATEMENT OF OPERATION



                                                           Aug. 23, 1989
                  Jan. 1,1997    Year Ended   Year Ended   (inception)
                  to
                  August 31,     Dec. 31,     Dec. 31,     August 31,
                  1997           1996         1995         1997



INCOME:

Revenue           $0             $0           $0           $0

EXPENSES:

General, Selling  $890           $0           $0           $13,390
And
Administrative

Total Expenses    $890           $0           $0           $14,290

Net Profit/Loss(- $0             $-1,790      $0           $-14,290
)

Net Profit/Loss   $-.0000        $-.0004      $.0000       $-.0029
(-) Per weighted
Share (Note1)

Weighted average  5,000,000      5,000,000    5,000,000    5,000,000
Number of common
Shares
outstanding


     See accompanying notes to financial statements & audit
                             report

                         SUNRISE EXPRESS
                  (A Development Stage Company)
          STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



                                                   Additional
                               Common    Common    paid-in     Accumulated
                               Shares    Amount    Capital     Deficit

Balance, December 31, 1995     2,500     $12,500   $0          $-12,500

August 29, 1996 Changed par                        -12,498     +12,498
value From no par value To
$0.001

August 29,1996 Forward stock             4,997,500 +4,998      -4,998
split 2000:1



Net loss year ended December                                   37
31, 1996

Balance, December 31, 1996     5,000,000 $5,000    $7,500      $-12,500


Net loss year ended December                                   -1,790
31, 1997

Balance, December 31, 1997     5,000,000 $5,000    $7,500      $-14,290


Net Loss January 1, 1998 to                                    0
March 27, 1998

Balance, March 31, 1998        5,000,000 $5,000    $7,500      $-14,290



                         SUNRISE EXPRESS
                  (A Development Stage Company)
                     STATEMENT OF CASH FLOWS

                                                            Aug. 17,
                                                            1995
                    Jan. 1,1998   Year Ended   Year Ended   (inception)
                    to                                      to
                    Mar.27, 1998  Dec. 31,     Dec. 31,     Mar. 27,
                                  1997         1996         1998
Cash Flows from
Operating
Activities:
Net Loss            $-0           $-1,790      $-0          $-14,290
Adjustment to       0             0            0            0
reconcile net loss
to net cash
provided by
operating
activities
 Changes in assets
and Liabilities:

Increase in         $0            +1,790       0            $+1,790
current
Liabilities:
Net cash used in    0             0            0            -12,500
Operating
activities
Cash flows from     0             0            0            0
Investing
activities
Cash Flows from
Financing
Activities:

Issuance of Common  0             0            0            +12,500
Stock
Net increase        $0            $0           $0           $0
(decrease) In cash
Cash, Beginning of  0             0            0            0
period
Cash end of period  $0            $0           $0           $0

                         SUNRISE EXPRESS
                  (A Development Stage Company)
                  NOTES TO FINANCIAL STATEMENTS
    March 27, 1998, December 31, 1997, and December 31, 1996

     NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

     The Company was organized August 23, 1989, under the laws of the State of Nevada, as Sunrise Express The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company.

     On  August  29, 1996, the Company restated its  Articles  of
Incorporation. The Company increased its capitalization from 2,500 common shares of no par value to 5,000,000 common shares, par value $.001 each.

     On August 29, 1996, the Company approved a forward stock split on the basis of 2000:1, thus increasing the outstanding common stock from 2,500 shares to 5,000,000 shares.

     NOTE 2- ACCOUNTING POLICIES AND PROCEDURES

     Accounting policies and procedures have not been determined except as follows:

     1. The Company uses the accrual method of accounting.

     2. Earnings per share is computed using the weighted average number of shares of common stock outstanding.

     3.  The  Company  has not yet adopted any  policy  regarding
payment   of  dividends.  No  dividends  have  been  paid   since
inception.

     NOTE 3- GOING CONCERN

     The company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through a merger with an existing operating company.

                         SUNRISE EXPRESS
                  (A Development Stage Company)
                  NOTES TO FINANCIAL STATEMENTS
    March 27, 1998, December 31, 1997, and December 31, 1996

     NOTE 4- WARRANTS AND OPTIONS

     There are no warrants or options outstanding to acquire any additional shares of common stock

     NOTE 5-RELATED PARTY TRANSACTION

     The Company neither owns or leases any real or personal property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

     NOTE 6- OFFICERS ADVANCES

     While the Company is seeking additional capital through a merger with an existing operating company, an officer of the Company has advanced funds on behalf of the Company to pay for any costs incurred by it. These funds are interests free.

                        LIST OF EXHIBITS

     3.1  Articles of Incorporation

     3.2  By-Laws

                           SIGNATURES

                                        ____Sunrise Express, Inc.________
                                               (Registrant)

Date:                            By:    /s/ Lucia G. Triana
                                        Lucia G. Triana,
President